Exhibit 10.2

OPTION EXTENSION AND AMENDMENT AGREEMENT

THIS OPTION EXTENSION AND AMENDMENT AGREEMENT (the “Agreement”) dated as of February 20, 2009, is between Career Education Corporation, a Delaware corporation (the “Company”), and                         , a non-employee director of the Company (the “Participant”). Capitalized terms used but not defined herein shall have meaning given to such terms in the Career Education Corporation 2008 Incentive Compensation Plan (the “2008 Plan”).

WHEREAS, the Participant holds Options issued under the 2008 Plan and the Career Education Corporation 1998 Employee Incentive Compensation Plan (the “Employee Plan” and together with the 2008 Plan, the “Plans”);

WHEREAS, the Company and the Participant desire to amend all Options held by the Participant under each of the Plans to provide that, to the extent vested, such Options shall remain outstanding and exercisable following the Participant’s Termination of Service until the earlier of (a) the third anniversary of such Termination of Service, and (b) the end of the Term or Option Period (as defined under the Director Plan), as applicable; provided, in either case, that if the Committee determines that Cause exists at the time of such Termination of Service, then no such extension shall occur; and

WHEREAS, Company and the Participant desire to amend all Options held by the Participant under the Employee Plan to increase the threshold upon which a Change in Control is deemed to occur from twenty percent (20%) to thirty-five percent (35%).

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

1. Post-Termination Option Exercise Extension. Effective as of the date hereof, notwithstanding anything in the Plans or any Award Agreement to the contrary, following the Participant’s Termination of Service for any reason other than Cause, any Option which is vested at the time of such Termination of Service shall remain exercisable (in accordance with the requirements of the applicable Plan), until the earlier of (a) the third anniversary of such Termination of Service, and (b) the end of the Term or the Option Period, as applicable. This Section 1 shall amend any term to the contrary contained in either of the Plans and any Award Agreement of the Participant under either of the Plans outstanding on the date hereof. To the extent the Committee determines that Cause exists at the time of such Termination of Service, the terms of the Plans and the applicable Award Agreements of the Participant shall be effectuated without regard to the amendment made by this Section 1.

2. Change in Control Amendment. Effective as of the date hereof, notwithstanding anything in the Employee Plan or any or Award Agreement to the contrary, the phrase “twenty percent (20%)” in clause (a) of the definition of “Change in Control” set forth in Section 12.2 of the Employee Plan shall, with respect to any Options issued to the Participant under the Employee Plan, be deemed to read “thirty-five percent (35%)”. This Section 2 shall amend any term to the contrary contained in any Award Agreement of the Participant under the Employee Plan.

3. Acknowledgement. The parties hereto hereby acknowledge that one of the Company’s stockholders has recently reported in a filing with the Securities and Exchange Commission that it is the beneficial owner of stock representing approximately eighteen percent (18%) of the voting power of the Company’s outstanding securities.

4. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois (other than its laws respecting choice of law).

5. Entire Agreement. This Agreement constitutes the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this matter.

6. Amendment. Any amendment to this Agreement shall be in writing and signed by the Company and the Participant.

7. Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

8. Counterparts. This Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

9. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

10. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed on the Participant or a Representative, and all rights granted to the Company hereunder, shall be binding upon the Participant’s or the Representative’s heirs, legal representatives and successors.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his or her hand, all as of the day and year first above written.

CAREER EDUCATION CORPORATION

By:
Gary E. McCullough
President and Chief Executive Officer

PARTICIPANT:

By:

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